Exhibit 99.1

AeroGrow Announces Strategic Alliance with ScottsMiracle-Gro – Conference Call Scheduled Friday, Details Provided

Capital Infusion Includes Agreements to Cooperate on Marketing, Co-Branding, Worldwide Distribution, R&D, Supply Chain and Strategy

BOULDER, CO. (April 23, 2013) – AeroGrow International, Inc. (OTCQB: AERO), makers of the AeroGarden line of indoor gardening products, announced a definitive agreement for a strategic alliance with a concurrent $4 million capital investment and $0.5 million asset purchase by SMG Growing Media, Inc. (“Scotts”), a subsidiary of The Scotts Miracle-Gro Company (NYSE: SMG).  The Scotts Miracle-Gro Company, through its wholly-owned subsidiaries, is the world's largest marketer of branded consumer products for lawn and garden care, with nearly $3 billion in annual worldwide sales.

In addition to a significant working capital infusion from Scotts, the agreement affords AeroGrow the use of the globally recognized and highly trusted Miracle-Gro brand name.  The strategic alliance also gives Scotts an entry into the burgeoning indoor gardening market, while providing AeroGrow a broad base of support in marketing, distribution, supply chain logistics, R&D, and sourcing.

“The signing of this strategic alliance between AeroGrow and Scotts represents a transformational opportunity for our company, bringing us significant long-term growth potential,” said Mike Wolfe, President and Chief Executive Officer of AeroGrow.  “The investment by Scotts, combined with the addition of the Miracle-Gro brand to the AeroGarden line and access to Scotts’ retail distribution capabilities, delivers AeroGrow immediate access to millions of new consumers.  In addition, we’ll look to rapidly add new products and new technologies to our line of innovative indoor gardens, giving us the opportunity to add significant value for our shareholders.”

Under the agreement, a Scotts affiliate has acquired the intellectual property associated with AeroGrow’s products.  AeroGardens are all-in-one, indoor gardening appliances that make advanced growing technology simple for anyone. Consumers use it to grow year-round fresh herbs, vegetables, flowers, salad greens and more – with accessories that create innovative seed starting systems that complement Scotts’ outdoor gardening business.

“We intend to apply Scotts’ proven expertise in consumer brand management in the garden category to help build the AeroGarden products,” said Jim Gimeson, Senior Vice President and General Manager of Gardens at The Scotts Miracle-Gro Company.  “We see long-term opportunity in using AeroGrow’s technology to grow the indoor gardening category, as well as in expanding the ‘seed pod’ technology outdoors.  In addition, we see an opportunity for these products to perform well in international markets where indoor plants are very popular with consumers.”

Additional details on the transaction are available in a filing made by AeroGrow with the SEC today, and will be covered in the Investor Conference Call later this week (details below).  Access to the Company’s SEC filings is available through the Company’s investor relations website at www.aerogrow.com/investors.

AeroGrow to Host Investor Conference Call on Friday, April 26, 2013 to Discuss Strategic Alliance.

The conference call is scheduled for 12:00 PM (noon) ET. To participate in the call, please dial

U.S. (Toll Free):	1 (877) 317-6789
Canada (Toll Free):	1 (866) 605-3852
International:	1 (412) 317-6789

A replay of the call will be available within 6 hours of completion. You will be able to access it for the following 90 days through the AeroGrow website at www.aerogrow.com/investors or by phone until May 26, 2013. To access the replay by phone, please dial:

U.S. and Canada:	1 (877) 870-5175
International:	1 (858) 384-5517
Conference Number:	10028181

About AeroGrow International
Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of extraordinary dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. For more information, visit www.aerogrow.com.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business.  In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit www.scotts.com.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in "Item 1A Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:
John Thompson
AeroGrow International, Inc.
303-953-6201